Exhibit 5.6

CONSENT OF HAAS AND COBB PETROLEUM CONSULTANTS, LLC

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Amended and Restated Technical Reports titled "Amended and Restated Technical Report for the Definitive Feasibility Study for Commercial Lithium Extraction Plant at LANXESS South Plant" dated July 23, 2025 and "Amended and Restated NI 43-101 Technical Report, South West Arkansas Project Pre-Feasibility Study, Lewisville, Lafayette County, AR" dated July 23, 2025, which are included in, or incorporated by reference into, the Registration Statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

/s/ Randal M. Brush
Randal M. Brush Senior Engineering Advisor Haas and Cobb Petroleum Consultants, LLC

Date: July 31, 2025